Exhibit 99.13

Chronic Lymphocytic Leukemia Oral Presentation
Title: In Vivo Effects of Ibrutinib on BCR Signaling, Tumor Cell Activation and Proliferation in Blood and Tissue-Resident Cells of Chronic Lymphocytic Leukemia Patients
Session: 641. CLL - Biology and Pathophysiology, excluding Therapy: BCR and clone dynamics in mice and men
Date/Time: Session Date:  Sunday, December 9, 2012   Presentation Time:  5:30 PM
Location: Georgia World Congress Center, B211-B212
Presenter: Sarah Herman

Sarah E. M. Herman, PhD1*, Mohammed Farooqui, DO2, Rahel Bezabhie2*, Georg Aue, MD1 and Adrian Wiestner, MD, PhD2
1Hematology Branch, National Heart, Lung, and Blood Institute (NHLBI), National Institutes of Health (NIH), Bethesda, MD
2Hematology Branch, National Institutes of Health, National Heart, Lung and Blood Institute, Bethesda, MD

ABSTRACT:
The B-cell receptor (BCR) pathway regulates the survival, proliferation, and migration of chronic lymphocytic leukemia (CLL) cells. Bruton’s tyrosine kinase (BTK) is activated downstream of the BCR and has been shown to be up-regulated in CLL cells compared to normal B-cells. Ibrutinib (PCI-32765), a specific covalently-bound inhibitor to BTK, disrupts several key signaling pathways. In vitro, ibrutinib has been shown to induce apoptosis in tumor cells and prevents induced proliferation of cultured chronic lymphocytic leukemia (CLL) cells (Herman et al., Blood 2011). Similarly, ibrutinib has been shown to reduce spleen size and delay CLL disease progression in an adoptive transfer Tcl1 mouse model (Ponader et al., Blood 2012). Clinically, ibrutinib has been well tolerated, induces objective clinical responses, and reduces lymphadenopathy in the majority of patients (O'Brien et al., ASH 2011).
Here, we evaluate the in vivo effects of ibrutinib using blood and tissue samples collected from patients treated with single agent ibrutinib on a clinical trial at the NIH (NCT01500733). We first sought to evaluate the on target effects of ibrutinib. Using a previously validated set of BCR regulated genes (Herishanu et al., Blood 2011) we found that BCR signaling was significantly reduced in peripheral blood (PB) resident CLL cells from 15/15 patients after one cycle (day 28, median reduction 57%; P<.001). Further, we found concurrent inhibition of PLCgamma2 phosphorylation; a direct target of BTK. Consenting patients donated 2 lymph node (LN) core biopsies, one pre-treatment and one on day 2 (~16 hours after the first dose) or on day 4. Ibrutinib inhibited BCR signaling in the LN in 8/8 patients (P=.004) to a similar degree as observed in the PB. The BCR signature score was significantly reduced within 24 hours of the start of treatment and remained decreased through at least day 56; demonstrating effective and sustained inhibition of BCR signaling on ibrutinib. We next evaluated the NF-κB gene signature using a pre-validated set of NF-κB target genes. There was a significant reduction in the NF-κB signature score in both the LN and the PB (median reduction of 69%; P=.027 and 30%; P<.001, respectively). Interestingly, the degree of inhibition of the NF-κB signature increased overtime. Further, inhibition of the NF-κB pathway was highly correlated with the degree of reduction in BCR signaling in both the LN and the PB suggesting that these pathways are linked. In keeping with a reduction in activation gene signatures we also observed a significant reduction in the cellular activation immunophenotype; CD38, CD69 and CD86 expression were significantly reduced after one cycle of ibrutinib (P<.02). Finally, one cycle of ibrutinib significantly reduced proliferation as determined by the percentage of PB CLL cells expressing Ki67 (median reduction of 80%; P<.001). As has been observed with other BCR directed therapies, ibrutinib resulted in an initial increase in the absolute lymphocyte count (ALC) in 15/15 patients. To determine whether the increase in ALC was due to redistribution of CLL cells from the LN we assessed the proportion of PB CLL cells expressing CD38 and Ki67 at baseline and during treatment. At baseline, both of these markers are more commonly expressed by CLL cells in the LN than the PB. Within the first 24 hours there was a significant increase in both the fraction of Ki67+ and CD38+ cells in the PB of most patients indicating that ibrutinib lead to a release of CLL cells from the LN into the PB.
In conclusion, these data provide direct evidence for on target effects of ibrutinib in vivo and demonstrate effective and sustained inhibition of BCR signaling in both the PB and LN. Further, we show that ibrutinib effectively inhibits the NF-κB pathway and tumor proliferation. Lastly, we provide direct in vivo evidence that the initial rise in ALC observed with ibrutinib is due to CLL cells exiting the LN. These results provide a framework to further study the mechanism of action and possible resistance mechanisms of ibrutinib.
This work was supported by the Intramural Research Program of NHLBI, NIH. We thank our patients for donating blood and tissue samples to make this research possible.

Disclosures: No relevant conflicts of interest to declare.